SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                February 20, 1998




                        OCEAN OPTIQUE DISTRIBUTORS, INC.
             (Exact name of registrant as specified in its charter)




             FLORIDA             0-19670                 65-0052592
         State or other        (Commission             (IRS Employer
         jurisdiction of       File Number)          Identification No.)
         incorporation)




             2 N.E. 40TH STREET, MIAMI, FLORIDA            33137
            -----------------------------------            -----
          (Address of principal executive offices)      (Zip Code)

        Registrant's telephone number, including area code (305) 573-0222

Item 5.  OTHER EVENTS.


         In January 1998, Ocean Optique Distributors, Inc. ("Ocean") entered into a Consulting Agreement (the "Consulting Agreement") with XR Co., a privately held Miami-based investment company. The Consulting Agreement contemplated, among other matters, that XR Co. would assist Ocean in increasing its net tangible assets by approximately $1.0 million in exchange for which, among other matters, XR Co. received shares of Ocean's Series D Preferred Stock (the "Series D Preferred Stock"), which gave it voting control of Ocean. Subsequent to the date of the Consulting Agreement, XR Co. and Ocean determined that the amount by which Ocean's net tangible assets needed to be increased was significantly in excess of the $1.0 million originally contemplated. On February 20, 1998, Ocean and XR Co. entered into a Purchase Agreement (the "Purchase Agreement") pursuant to which XR Co. purchased from Ocean all of the outstanding capital stock of two of Ocean's subsidiaries, Classic Optical, Inc. ("Classic") and European Manufacturers Agency, Inc. ("EMA"), in exchange for XR Co.'s purchase of the liabilities of Classic and EMA through the acquisition of their outstanding capital stock. Classic and EMA had combined assets of approximately $183,000 and combined liabilities of approximately $2,730,000. Filed with this report is a pro forma consolidated balance sheet of Ocean giving effect to the foregoing transaction.

         In connection with the purchase transaction, Ocean and XR Co. also supplemented the Consulting Agreement pursuant to which Ocean issued to XR Co. 5,926 shares of Ocean's newly-designated Series E Preferred Stock (the "Series E Preferred Stock"). The Series E Preferred Stock pays cumulative dividends at the annual rate of 2.5% of liquidation preference beginning on July 1, 1998, has a liquidation preference of $2.70 per share after July 1, 1998, and is subordinate to Ocean's previously issued series of preferred stock, other than the Series D Preferred Stock with which it ranks pari passu. The shares of Series E Preferred Stock may be converted by XR Co. into shares of Ocean's common stock at the rate of 5,000 shares of common stock for each $270 of liquidation value plus accumulated but unpaid dividends for each share converted. The Series E Preferred Stock has 5,000 votes per share and votes together with Ocean's common stock and other voting preferred stock as a single class on all matters (except as required by law). As a result of the transaction, XR Co. holds approximately 76% voting control of Ocean.

         The terms of the foregoing agreements were arrived at by arms' length negotiation between the parties and were unanimously approved by Ocean's Board of Directors.

                                       -2-
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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

                  (c)      Exhibits.

                  1 - -    Purchase Agreement
                  2 - -    Addendum to Consulting Agreement
                  3 - -    Pro Forma Consolidated Balance Sheet

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      OCEAN OPTIQUE DISTRIBUTORS, INC.



                                      By:/S/ KENNETH GORDON
                                         --------------------------------------
                                           Kenneth Gordon,
                                             Chief Financial Officer


Dated:  February 20, 1998
                                                            -4-

                                 EXHIBIT INDEX

EXHIBIT                 DESCRIPTION
-------                 -----------

1              Purchase Agreement

2              Addendum to Consulting Agreement

3              Pro Forma Consolidated Balance Sheet